                                                                  Exhibit 2.3


                              AMENDED AND RESTATED

                       MOTIVEPOWER STOCK OPTION AGREEMENT

                                     BETWEEN

                         WESTINGHOUSE AIR BRAKE COMPANY,
                             A DELAWARE CORPORATION,

                                       AND

                          MOTIVEPOWER INDUSTRIES, INC.,
                           A PENNSYLVANIA CORPORATION

                         DATED AS OF SEPTEMBER 26, 1999

                                TABLE OF CONTENTS

                                   -----------

                                                                                                               PAGE
                                                                                                               ----

1.  The Option; Exercise; Payment of Spread.......................................................................1
2.  Adjustments...................................................................................................2
3.  Conditions to Delivery of Shares..............................................................................3
4.  The Closing...................................................................................................4
5.  Listing of Shares; Filings; Governmental Consents.............................................................4
6.  Repurchase of Shares..........................................................................................4
7.  Sale of Shares................................................................................................5
8.  Registration Rights...........................................................................................5
9.  Expenses......................................................................................................7
10. Specific Performance..........................................................................................7
11. Notice........................................................................................................7
12. Interpretation................................................................................................8
13. Entire Agreement..............................................................................................8
14. Amendment.....................................................................................................8
15. Severability..................................................................................................8
16. Governing Law.................................................................................................9
17. Counterparts..................................................................................................9
18. Parties in Interest...........................................................................................9
19. Corporate Authorization.......................................................................................9
20. Assignment....................................................................................................9
21. Termination...................................................................................................9
22. Profit Limitation............................................................................................10
23. Public Announcement..........................................................................................10



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             AMENDED AND RESTATED MOTIVEPOWER STOCK OPTION AGREEMENT


                  AMENDED AND RESTATED STOCK OPTION AGREEMENT dated as of September 26,1999 (the "Agreement") between MotivePower Industries, Inc., a Pennsylvania corporation (the "Grantor") and Westinghouse Air Brake Company, a Delaware corporation
(the "Grantee").

                  WHEREAS, the Grantor and the Grantee are parties to that certain Agreement and Plan of Merger dated June 2, 1999, as amended as of July 19, 1999 (as so amended, the "Original Merger Agreement") and that certain MotivePower Stock Option Agreement dated June 2, 1999 (the "Original MotivePower Option Agreement");

                  WHEREAS, the Grantor and the Grantee are amending the Original Merger Agreement as of the date hereof (as so amended, the "Merger Agreement") to provide for the merger of Grantor with and into Grantee (the "Merger"); and

                  WHEREAS, in order to induce the Grantee to enter into the Merger Agreement, the Grantor has agreed to amend and restate the Original MotivePower Option Agreement as set forth herein.

                  NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto agree as follows:

                  1. The Option; Exercise; Payment of Spread. (a) Contemporaneously herewith the Grantee and the Grantor are entering into the Merger Agreement. Subject to the other terms and conditions set forth herein, the Grantor hereby grants to the Grantee an irrevocable option (the "Option") to purchase up to 5,133,655 shares of Common Stock (the "Shares") at a cash purchase price equal to $13.12 per share (the "Purchase Price"). The Option may be exercised by the Grantee, in whole or in part, at any time, or from time to time, following (but not prior to) the occurrence of one of the events set forth in Section 3(c) hereof, and prior to the termination of the Option in accordance with the terms of this Agreement.

                  (b) In the event the Grantee wishes to exercise the Option, the Grantee shall send a written notice to the Grantor (the "Stock Exercise Notice") specifying a date (subject to the HSR Act (as defined below) and any other applicable regulatory approvals) not later than 10 business days and not earlier than three business days following the date such notice is given for the closing of such purchase.

                  (c) If at any time the Option is then exercisable pursuant to the terms of Section 1(a) hereof, the Grantee may elect, in lieu of exercising the Option to purchase Shares provided in Section 1(a) hereof, to send a written notice to the Grantor (the "Cash Exercise

Notice") specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given on which date the Grantor shall pay to the Grantee an amount in cash equal to the Spread (as hereinafter defined) multiplied by all or such portion of the Shares subject to the Option as Grantee shall specify. As used herein, "Spread" shall mean the excess, if any, over the Purchase Price of the higher (x) if applicable, the highest price per share of Common Stock (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid or proposed to be paid by any person pursuant to any Takeover Proposal (as defined in the Merger Agreement) (the "Alternative Purchase Price") or (y) the closing price of the shares of Common Stock on the New York Stock Exchange (the "NYSE") Composite Tape, the American Stock Exchange (the "AMEX") or The Nasdaq National Market (the "Nasdaq"), as the case may be, on the last trading day immediately prior to the date of the Cash Exercise Notice (the "Closing Price"). If the Alternative Purchase Price includes any property other than cash, the Alternative Purchase Price shall be the sum of (i) the fixed cash amount, if any, included in the Alternative Purchase Price plus (ii) the fair market value of such other property. If such other property consists of securities with an existing public trading market, the average of the closing prices (or the average of the closing bid and asked prices if closing prices are unavailable) for such securities in their principal public trading market on the five trading days ending five days prior to the date of the Cash Exercise Notice shall be deemed to equal the fair market value of such property. If such other property consists of something other than cash or securities with an existing public trading market and, as of the payment date for the Spread, agreement on the value of such other property has not been reached, the Alternative Purchase Price shall be deemed to equal the Closing Price. Upon exercise of its right to receive cash pursuant to this
Section 1(c), the obligations of the Grantor to deliver Shares pursuant to
Section 4 shall be terminated with respect to such number of Shares for which the Grantee shall have elected to be paid the Spread.

                  2. Adjustments. (a) In the event of any change in the number of issued and outstanding shares of Common Stock by reason of any stock dividend, stock split, split-up, recapitalization, merger or other change in the corporate or capital structure of the Grantor, the number of Shares subject to this Option and the purchase price per Share shall be appropriately adjusted to restore the Grantee to its rights hereunder, including its right to purchase Shares representing 19% of the capital stock of the Grantor entitled to vote generally for the election of the directors of Grantor which is issued and outstanding immediately prior to the exercise of the Option.

                  (b) Without limiting the parties' relative rights and obligations under the Merger Agreement, in the event that Grantor enters into an agreement (i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and Grantor will not be the continuing or surviving corporation in such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Grantor, and Grantor will be the continuing or surviving corporation, but in connection with such merger, the shares of Common Stock outstanding immediately prior to the consummation of such merger will be changed into or exchanged for stock or other securities of Grantor or any other person or cash or any other property, or the shares of Common Stock outstanding immediately prior to the consummation of such merger will, after such merger, represent less than 50% of the outstanding voting securities of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction will make proper provision so that the Option will, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option with identical terms appropriately adjusted to acquire the number and class of shares or other securities or property that Grantee would have received in respect to Common Stock if the Option had been exercised immediately prior to such consolidation, merger, sale, or transfer, or the record date therefor, as applicable and make any other necessary adjustments.

                  3. Conditions to Delivery of Shares. The Grantor's obligation to deliver Shares upon exercise of the Option is subject only to the conditions that:

                  (a) No preliminary or permanent injunction or other order issued by any federal or state court of competent jurisdiction in the United States prohibiting the delivery of the Shares shall be in effect; and

                  (b) Any applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated; and

                  (c) (i) the Merger Agreement is terminated pursuant to Section 7.1(d)(ii) and either (I) a Takeover Proposal with respect to Grantor shall have been made after the date of the Merger Agreement and prior to the Grantor Stockholders Meeting (as defined in the Merger Agreement) or (II) the Board of Directors of Grantor shall not have recommended or shall have modified in a manner materially adverse to Grantee its recommendation of the Merger Agreement and the Merger; or (ii) the Merger Agreement is terminated pursuant to Section 7.1(e), 7.1(f) or 7.1(g) of the Merger Agreement.

                  4. The Closing. (a) Any closing hereunder shall take place on the date specified by the Grantee in its Stock Exercise Notice or Cash Exercise Notice, as the case may be, at 9:00 A.M., local time, at the offices of Doepken Keevican & Weiss, 58th Floor, USX Tower, 600 Grant Street, Pittsburgh, Pennsylvania, or, if the conditions set forth in Section 3(a), (b) or (c) have not then been satisfied, on the second business day following the satisfaction of such conditions, or at such other time and place as the parties hereto may agree (the "Closing Date"). On the Closing Date, (i) in the event of a closing pursuant to Section 1(b) hereof, the Grantor will deliver to the Grantee a certificate or certificates representing the Shares in the denominations designated by the Grantee in its Stock Exercise Notice and the Grantee will purchase such Shares from the Grantor at the price per Share equal to the Purchase Price or (ii) in the event of a closing pursuant to Section 1(c) hereof, the Grantor will deliver to the Grantee cash in an amount determined pursuant to Section 1(c) hereof. Any payment made pursuant to this Agreement shall be made by certified or official bank check or by wire transfer of federal funds to a bank designated by the party receiving such funds.

                  (b) The certificates representing the Shares shall bear an appropriate legend relating to the fact that such Shares have not been registered under the Securities Act of 1933, as amended (the "Securities Act").

                  5. Listing of Shares; Filings; Governmental Consents. Subject to applicable law and the rules and regulations of the NYSE, the AMEX or the Nasdaq, as the case may be, after the Option becomes exercisable hereunder, the Grantor will promptly file an application to list the Shares on the NYSE or the AMEX or quote the Shares on Nasdaq, as the case may be, and will use its reasonable best efforts to obtain approval of such listing and to effect all necessary filings by the Grantor under the HSR Act and the applicable laws of each state and foreign jurisdiction; provided, however, that if the Grantor is unable to effect such listing by the Closing Date, the Grantor will nevertheless be obligated to deliver the Shares upon the Closing Date. Each of the parties hereto will use its reasonable best efforts to obtain consents of all third parties and governmental authorities, if any, necessary to the consummation of the transactions contemplated.

                  6. Repurchase of Shares. If by the date that is the first anniversary of the date the Merger Agreement was terminated pursuant to the terms thereof (the "Merger Termination Date"), neither the Grantee nor any other Person has acquired more than fifty percent (excluding the Shares) of the shares of outstanding Common Stock, then the Grantor has the right to purchase (the "Repurchase Right") all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantor gives written notice of its intention to exercise the Repurchase Right. If the Grantor does not exercise the Repurchase Right within thirty days following the end of the one-year period after the Merger Termination Date, the Repurchase Right lapses. In the event the Grantor wishes to exercise the Repurchase Right, the Grantor shall send a written notice to the Grantee specifying a date (not later than 20 business days and not earlier than 10 business days following the date such notice is given) for the closing of such purchase.

                  7. Sale of Shares. At any time prior to the first anniversary of the Merger Termination Date, the Grantee shall have the right to sell (the "Sale Right") to the Grantor all, but not less than all, of the Shares acquired upon exercise of this Option at the greater of (i) the Purchase Price or (ii) the average of the last sales prices for shares of Common Stock on the five trading days ending five days prior to the date the Grantee gives written notice of its intention to exercise the Sale Right. If the Grantee does not exercise the Sale Right prior to the first anniversary of the Merger Termination Date, the Sale Right terminates. In the event the Grantee wishes to exercise the Sale Right, the Grantee shall send a written notice to the Grantor specifying a date not later than 20 business days and not earlier than 10 business days following the date such notice is given for the closing of such sale.

                  8. Registration Rights. (a) In the event that the Grantee shall desire to sell any of the Shares within three years after the purchase of such Shares pursuant hereto, and such sale requires, in the opinion of counsel to the Grantee, which opinion shall be reasonably satisfactory to the Grantor and its counsel, registration of such Shares under the Securities Act, the Grantor will cooperate with the Grantee and any underwriters in registering such Shares for resale, including, without limitation, promptly filing a registration statement, including if requested by Grantee a "shelf" registration statement under Rule 145 under the Securities Act or any successor provision, which complies with the requirements of applicable federal and state securities laws, and entering into an underwriting agreement with such underwriters upon such terms and conditions as are customarily contained in underwriting agreements with respect to secondary distributions; provided, however, that the Grantor shall not be required to have declared effective more than one registration statement hereunder and shall be entitled to delay the filing or effectiveness of any registration statement for up to 180 days if the offering would, in the judgment of the Board of Directors of the Grantor, require premature disclosure of any material corporate development or material transaction involving the Grantor or interfere with any previously planned securities offering by the Grantor.

                  (b) If the Common Stock is registered pursuant to the provisions of this Section 8, the Grantor agrees (i) to furnish copies of the registration statement and the prospectus relating to the Shares covered thereby in such numbers as the Grantee may from time to time reasonably request and (ii) if any event shall occur as a result of which it becomes necessary to amend or supplement any registration statement or prospectus, to prepare and file under the applicable securities laws such amendments and supplements as may be necessary to keep available for at least 120 days a prospectus covering the Common Stock meeting the requirements of such securities laws, and to furnish the Grantee such numbers of copies of the registration statement and prospectus as amended or supplemented as may reasonably be requested. The Grantor shall bear the cost of the registration, including, but not limited to, all registration and filing fees, printing expenses, and fees and disbursements of counsel and accountants for the Grantor, except that the Grantee shall pay the fees and disbursements of its counsel, and the underwriting fees and selling commissions applicable to the shares of Common Stock sold by the Grantee. The Grantor shall indemnify and hold harmless (i) Grantee, its affiliates and its officers and directors and (ii) each underwriter and each person who controls any underwriter within the meaning of the Securities Act or the Securities Exchange Act of 1934, as amended (collectively, the "Underwriters") ((i) and
(ii) being referred to as "Indemnified Parties") against any losses, claims, damages, liabilities or expenses, to which the Indemnified Parties may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Grantor will not be liable in any such case to the extent that any such loss, liability, claim, damage or expense arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any such documents in reliance upon and in conformity with written information furnished to Grantor by the Indemnified Parties expressly for use or incorporation by reference therein.

                  (c) The Grantee shall indemnify and hold harmless the Grantor, its affiliates and its officers and directors against any losses, claims, damages, liabilities or expenses to which the Grantor, its affiliates and its officers and directors may become subject, insofar as such losses, claims, damages, liabilities (or actions in respect thereof) and expenses arise out of or are based upon any untrue statement of any material fact contained or incorporated by reference in any registration statement filed pursuant to this paragraph, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Grantor by the Grantee specifically for use or incorporation by reference therein.

                  9. Expenses. Each party hereto shall pay its own expenses incurred in connection with this Agreement, except as otherwise specifically provided herein.

                  10. Specific Performance. The Grantor acknowledges that if the Grantor fails to perform any of its obligations under this Agreement immediate and irreparable harm or injury would be caused to the Grantee for which money damages would not be an adequate remedy. In such event, the Grantor agrees that the Grantee shall have the right, in addition to any other rights it may have, to specific performance of this Agreement. Accordingly, if the Grantee should institute an action or proceeding seeking specific enforcement of the provisions hereof, the Grantor hereby waives the claim or defense that the Grantee has an adequate remedy at law and hereby agrees not to assert in any such action or proceeding the claim or defense that such a remedy at law exists. The Grantor further agrees to waive any requirements for the securing or posting of any bond in connection with obtaining any such equitable relief.

                  11. Notice. All notices and other communications hereunder shall be in writing and shall be deemed given when delivered personally, one day after being delivered to a nationally recognized overnight courier or when telecopied (with a confirmatory copy sent by such overnight courier) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  (a)      if to the Grantor, to:

                                    Two Gateway Center
                                    14th Floor
                                    Pittsburgh, PA  15222
                                    Attention:  Chief Executive Officer
                                    Facsimile No.:  (412) 201-1116
                           with copies to:

                                    Doepken Keevican & Weiss
                                    58th Floor, USX Tower
                                    600 Grant Street
                                    Pittsburgh, PA  15219-2703
                                    Attention: Leo A. Keevican, Jr.
                                    Facsimile No.:  (412) 355-2609

                           and

                                    Sidley & Austin
                                    Bank One Plaza
                                    10 South Dearborn Street
                                    Chicago, IL  60603
                                    Attention:  Frederick C. Lowinger
                                    Facsimile No.:  (312) 853-7036

                  (b)      if to the Grantee, to:

                                    1001 Air Brake Avenue
                                    Wilmerding, PA  15148
                                    Attention:  Chief Executive Officer
                                    Facsimile No.:  (412) 825-1156


                           with copies to:

                                    Reed Smith Shaw McClay
                                    435 Sixth Avenue
                                    Pittsburgh, PA  15219
                                    Attention:  David DeNinno
                                    Facsimile No.:  (412) 288-3218

                           and

                                    Kirkland & Ellis
                                    655 15th Street, N.W.
                                    Washington, D.C.  20005
                                    Attention: Jack Feder
                                    Facsimile No.:  (202) 879-5200

                  12. Interpretation. When a reference is made in this Agreement to a section, such reference shall be to a Section of this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

                  13. Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation the Original MotivePower Option Agreement, it being understood that the Option (as defined in the Original MotivePower Option Agreement) is hereby terminated and that as of the date hereof the Option referred to in Section 1 hereof is granted to the Grantee pursuant to this Agreement.

                  14. Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  15. Severability. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction.

                  16. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Pennsylvania, regardless of the laws that might otherwise govern under the applicable principles of conflicts of laws thereof.

                  17. Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

                  18. Parties in Interest. This Agreement shall inure to the benefit of and be binding upon the parties named herein and their respective successors and assigns; provided, however, that such successor in interest or assigns shall agree to be bound by the provisions of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any person other than the Grantor or the Grantee, or their successors or assigns, any rights or remedies under or by reason of this Agreement.

                  19. Corporate Authorization. The Grantor agrees to take all necessary corporate action to authorize and reserve the Shares issuable upon exercise of the Option and to insure that, when issued and delivered by the Grantor upon exercise of the Option and paid for by Grantee as contemplated hereby, the Shares will be duly authorized, validly issued, fully paid and nonassessable and free of preemptive rights.

                  20. Assignment. No party to this Agreement may assign any of its rights or obligations under this Agreement without the prior written consent of the other party hereto, except that the Grantee may assign its rights and obligations hereunder to any of its direct or indirect wholly owned subsidiaries, but no such transfer shall relieve the Grantee of its obligations hereunder if such transferee does not perform such obligations.

                  21. Termination. The right to exercise the Option granted pursuant to this Agreement shall terminate at the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) if the Option is not exercised within 12 months after first becoming exercisable and (iii) if not then exercisable, thirty days after termination of the Merger Agreement in accordance with its terms (the dates referred to in clause (ii) and (iii) being hereinafter referred to as the "Termination Date"); provided, however, that if the Option cannot be exercised or the Shares cannot be delivered to Grantee upon such exercise because the conditions set forth in Section 3(a), (b) or (c) hereof have not yet been satisfied, the Termination Date shall be extended until thirty days after such impediment to exercise or delivery has been removed.

                  22. Profit Limitation. (a) Notwithstanding any other provision of this Agreement or the Merger Agreement, in no event shall the Grantee's Total Profit (as hereinafter defined) exceed $22.5 million and, if it otherwise would exceed such amount, the Grantee shall repay such excess amount to Grantor in cash (or the purchase price for purposes of Section 6 or 7, as applicable, shall be reduced) so that Grantee's Total Profit shall not exceed $22.5 million after taking into account the foregoing actions.

                  Notwithstanding any other provision of this Agreement, this Option may not be exercised for a number of Shares as would, as of the date of the Stock Exercise Notice, result in a Notional Total Profit (as defined below) of more than $7.5 million and, if exercise of the Option otherwise would exceed such amount, the Grantee, at its discretion, may increase the Purchase Price for that number of Shares set forth in the Stock Exercise Notice so that the Notional Total Profit shall not exceed $7.5 million; provided, however, that nothing in this sentence shall restrict any exercise of the Option permitted hereby on any subsequent date at the Purchase Price set forth in Section 1(a) hereof.

                  As used herein, the term "Total Profit" shall mean the aggregate amount (before taxes) of the following: (i)(x) the amount of cash received by Grantee pursuant to Sections 7.3(d)(ii) and (e) (ii) of the Merger Agreement and Section 1(c) hereof, less (y) any repayment of such cash to Grantor, (ii)(x) the amount received by Grantee pursuant to the Grantor's repurchase of Shares pursuant to Sections 6 or 7 hereof, less (y) the Grantee's purchase price for such Shares, and (iii)(x) the net cash amounts received by Grantee pursuant to the sale of Shares (or any other securities into or for which such Shares are converted or exchanged) to any unaffiliated party, less
(y) the Grantee's purchase price for such Shares.

                  As used herein, the term "Notional Total Profit" with respect to any number of Shares as to which Grantee may propose to exercise this Option shall be the Total Profit determined as of the date of the Stock Exercise Notice assuming that this Option was exercised on such date for such number of Shares and assuming that such Shares, together with all Shares acquired upon exercise of the Option and held by Grantee and its affiliates as of such date, were sold for cash at the closing market price for the Common Stock as of the close of business on the preceding trading day (less customary brokerage commissions).

                  23. Public Announcement. Grantor and Grantee shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Option and shall not issue any such press release or make any such public statement prior to such consultation and the receipt of approval therefor by the other party, which consent shall not be unreasonably withheld, except as may be required by law, court process or by stock exchange rules.

         IN WITNESS WHEREOF, the Grantee and the Grantor have caused this Agreement to be duly executed and delivered on the day and year first above written.


                                    MOTIVEPOWER INDUSTRIES, INC.




                                    By:    /s/ John C. Pope
                                    Name:  John C. Pope
                                    Title: Chairman of the Board

                                    WESTINGHOUSE AIR BRAKE COMPANY




                                    By:    /s/ William E. Kassling
                                    Name:  William E. Kassling
                                    Title: Chief Executive Officer